March 11, 2024

Jon Scrimshaw

Re: Offer of Employment with PowerSchool Group, LLC
Dear Jon:
On behalf of PowerSchool Group, LLC, I am thrilled to extend this conditional offer of employment with PowerSchool Group, LLC (as such company’s name may change from time to time and such company’s successors and assigns, the “Company”). We are excited about your potential and the contributions you will be making for the team and for PowerSchool. The terms of our offer are as follows:

If you accept this offer, your start date will be April 1, 2024 (the “Start Date”), and you will initially report to Eric Shander, President and Chief Financial Officer, in the position of Chief Accounting Officer. The position is remote-based, and will require regular business travel to Folsom, CA, our headquarters location. For the first year of employment, you will be expected to be working in our headquarters location for a duration of four to five weeks per quarter. Then it is expected you will travel at least on a quarterly basis to our headquarters location as well as for all in-person Board meetings, and other business travel, including domestic and international.

Your starting base compensation will be $325,000.00/Annually, less deductions and withholdings required or authorized by law, and will be subject to review. Your base wages will be paid by the Company in regular installments in accordance with the Company’s general payroll practices.

Assuming you are in continuously good standing and meet all performance expectations through the bonus payment date, you will be eligible for a discretionary bonus based on your performance. We estimate your target bonus will be 60% of your annual earnings (excepting any prior year bonus), less deductions and withholdings required or authorized by law. Any such bonus will be pro-rated in your first year of employment for the amount of time you have been employed by the Company. Please see the link below for more details on the Company’s bonus policy and procedures.

Subject to Board of Directors of PowerSchool Holdings, Inc. review and approval, you shall be eligible to receive Restricted Stock Units (RSUs) of PowerSchool Holdings, Inc. in the amount of $2,000,000.00, as per the terms and conditions of PowerSchool Holdings, Inc. 2021 Omnibus Incentive Plan, as may be amended from time to time. The grant was approved and will be issued on your start date, at the closing stock price on that date. The RSUs will vest over a period of four years, with the initial twenty-five percent (25%) vesting twelve months after grant, and the remaining grant vesting 6.25% each quarter thereafter. Eligibility for grant of RSUs is not a promise of compensation and is not intended to create any obligation, including relating to continuity of employment, on the part of the Company or its affiliates.

All Company employees receive benefits mandated by law, including but not limited to, workers’ compensation and Social Security benefits. You will also be eligible to participate in regular health, dental and vision insurance plans; bonuses, paid time off, and other employee benefit plans established by the Company for its employees from time to time, so long as they remain generally available to the Company’s employees. A summary of these benefits has been provided to you.

If the Company terminates your employment without “Cause” or you voluntarily terminate your employment for a “Good Reason”, you will be entitled to receive a severance payment equal to three (3) months of base pay, less deductions and withholdings required by law or authorized by you (the “Severance Pay”). For purposes of this section, “Cause” and “Good Reason” have the meaning set forth in Exhibit B below. The Company will not be required to pay the Severance Pay unless you (i) execute and deliver to the Company an agreement (“Release Agreement”) in a form satisfactory to the Company releasing from all liability (other than the payments and benefits contemplated by this letter) the

Company, each member of the Company, and any of their respective past or present officers, directors, managers, employees or agents and you do not revoke such release during any applicable revocation period and (ii) have not breached the provisions of the Fair Competition Agreement, the terms of this letter or any agreement between you and the Company or the provisions of the Release Agreement. The Severance Pay shall be paid in equal monthly installments starting as of the month following the month in which any applicable revocation period for the release described above lapses, provided you have not revoked the release during such revocation period.

As an employee of the Company, you will have access to certain confidential information of the Company, its affiliates, the Company’s acquisitions, their customers, suppliers and other third parties and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company. To protect the interests of the Company, you will need to carefully review and sign the Company's standard Fair Competition Agreement as a condition of your employment. So that the Company has proper records of inventions that may belong to you, we will ask that you also complete Schedule 1 attached to that same agreement.

We also wish to impress upon you that we do not want you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

As a condition of your employment, you will also be expected to abide by the Company’s policies and procedures, which may be amended from time to time upon reasonable notice to you, in the Company’s sole discretion. You will be provided with a copy of the Company’s policies and procedures upon starting employment, and you will be expected to familiarize yourself with them. This includes the Remote Work Policy and Acknowledgment you will be provided with following this letter. While we look forward to a long and profitable working relationship, your employment with the Company is at will. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any benefit or other Company program is not to be regarded as assuring you of continuing employment for any particular period. The Company may terminate your employment at any time with or without notice, and for any reason or no reason. You shall also be entitled to terminate your employment with the Company at any time and for any reason or no reason, though we ask that you provide reasonable notice in writing to the Company of not less than four (4) weeks (“Notice Period”) in the event you intend to resign.

Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation establishing your identity and demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our Human Resources office.

You and the Company may mutually agree that any disputes that may arise regarding your employment will be submitted to binding arbitration. As a condition of your employment, you must carefully review and acknowledge receipt of our Mutual Voluntary Arbitration Agreement (a document that will be sent to you at least two weeks prior to the listed Start Date). You may, however, personally make the decision to assent to or opt out of the Agreement in the acknowledgment process.

It should also be understood that all offers of employment are conditioned on the Company’s completion of a satisfactory background check and drug test screen.

Should you agree to the terms and conditions in this letter, the Remote Work Policy and Acknowledgement, Fair Competition Agreement, and the position description, and acknowledge receipt of the Mutual Voluntary Arbitration Agreement, all of these, along with the Company’s policies and procedures, will constitute the entire agreement and understanding between you and the Company with respect to the subject matter, and supersede all prior understandings and agreements, whether oral or written, between or among you and the Company or its predecessor/successor with respect to the specific subject matter hereof.

This offer will remain open for 14 days from the date of this letter and is conditioned upon you starting work with us no later than the Start Date. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter and applicable Exhibits in the space indicated and return them to me. If you do not accept this offer with the outlined terms and conditions, we would like to be notified as soon as possible. Should you have anything else that you wish to discuss, please do not hesitate to call me.

Please note that prior to receiving PowerSchool equipment, you will be sent the Mutual Voluntary Arbitration Agreement and the Fair Competition Agreement. The Fair Competition Agreement must be accepted and executed prior to receiving the PowerSchool issued equipment, and the Mutual Voluntary Arbitration Agreement must be acknowledged.

Best,

/s/ Melissa Estevez

Melissa Estevez
Director, Global Talent Acquisition

**This letter may only be modified by a written agreement signed by you and an authorized representative of the Company.

I have read and understood this letter and hereby acknowledge, accept and agree to the terms set forth therein.

Sign: /s/ Jon Scrimshaw          Date Signed: 3/12/2024

For Employee:
Signature: /s/ Jon Scrimshaw
Printed Name: Jon Scrimshaw

EXHIBIT B

Certain Definitions

“Cause” means any of the following: (i) a material failure by you to perform your responsibilities or duties to the Company under this letter or those other responsibilities or duties as requested from time to time by the Board, after demand for performance has been given by the Board that identifies how you have not performed your responsibilities or duties;(ii) your engagement in illegal or improper conduct or in gross misconduct; (iii) your commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that the Company in good faith believes may harm the standing and reputation of the Company; (iv) a material breach of any of your obligations under the Fair Competition Agreement or the Company’s Code of Conduct; (v) dishonesty, fraud, gross negligence or repetitive negligence committed without regard to corrective direction in the course of discharge of your duties as an employee; (vi) your personal bankruptcy or insolvency; or (vii) excessive and unreasonable absences from your duties for any reason (other than authorized vacation or sick leave) or as a result of your Disability (as defined below).

“Disability” means your inability to perform the essential functions of your job, with or without accommodation, for an extended period but not less than 60 business days in any consecutive 6 month period, as determined in the sole discretion of the Board.

“Good Reason” means that you voluntarily terminate your employment with the Company if there should occur, without your written consent:

a.a material, adverse change in your duties or responsibilities with the Company; provided, that a change in your title, a change in the office to which you report or a change pursuant to which you no longer report to the CEO and the Board shall not, by itself, constitute such a material, adverse change;

a.a reduction in your then current base salary by more than 20% or a reduction in your base salary by less than 20% which is not applied to similarly ranked employees;

a.the relocation of your principal office for the Company (for purposes of clarity, other than reasonable travel in the course of performing your duties for the Company) to a location more than fifty (50) miles from Folsom, California; and/or

a.the material breach by the Company of any offer letter or employment agreement between you and the Company; provided, however, that in each case above, (i) you must first give the Company written notice of any of the foregoing

a.within ninety (90) days following the first occurrence of such event in a written explanation specifying the basis for your belief that you are entitled to terminate your employment for Good Reason and (ii) the Company must have thirty (30) days following delivery of such notice to cure such event.

All references to the Company in these definitions shall include parent, subsidiary, affiliate and successor entities of the Company.